CITIZENS COMMUNITY BANCORP, INC.

                               1996 ANNUAL REPORT

                               1996 ANNUAL REPORT




Contents                                                             Page

Corporate Profile and General Information...........................  1

Common Stock Prices and Dividends...................................  1

Consolidated Financial Highlights...................................  2

Message from the Chairman and President.............................  3

Selected Financial Data.............................................  4

Management's Discussion and Analysis of Financial Condition
         and Results of Operations..................................  5-12

Consolidated Financial Statements...................................  13-27

Independent Auditors' Report........................................  28

Officers and Directors..............................................  29

                                CORPORATE PROFILE


Citizens Community Bancorp, Inc. (the "Holding Company") was incorporated on May 24, 1995. The Holding Company owns 100% of the outstanding common stock of Citizens Community Bank of Florida (the "Bank") (collectively the "Company"). The Holding Company was organized simultaneously with the Bank and its only business is the ownership and operation of the Bank. The Bank is a Florida state-chartered commercial bank and is insured by the Federal Deposit Insurance Corporation. The Bank opened for business on March 8, 1996, and provides community banking services to businesses and individuals in Collier County, Florida. The Company has adopted a fiscal year ending December 31. At December 31, 1996, the Company operated one retail banking office in Marco Island, Florida and had total assets of $25 million and total stockholders' equity of $5.96 million.


                               GENERAL INFORMATION


Annual Meeting The Annual Meeting of the Stockholders will be held at the Old Marco
                                    Inn  located  at  100  Palm  Street,   Marco
                                    Island, Florida at 4:00 P.M., Tuesday, April
                                    29, 1997.

Form 10-K                           A copy of the Form  10-K,  as filed with the
                                    Securities and Exchange  Commission,  may be
                                    obtained by stockholders without charge upon
                                    written   request   to   the   Director   of
                                    Stockholder  Relations,  Citizens  Community
                                    Bancorp, Inc., 650 East Elkcam Circle, Marco
                                    Island, Florida 34145.

Transfer Agent  and  Registrar      Citizens   Community
                                    Bancorp,  Inc. 650 East Elkcam  Circle Marco
                                    Island, Florida 34145

Corporate Counsel                   Igler & Dougherty,  P.A.  1501 Park
                                    Avenue East Tallahassee, Florida 32301

Independent Auditors                Hacker,  Johnson,  Cohen  &  Grieb
                                    Certified   Public   Accountants  500  North
                                    Westshore Boulevard Tampa, Florida 33609

                        COMMON STOCK PRICES AND DIVIDENDS


The Company's common stock is not actively traded but was recently sold in a public offering for $9.00 per share. The Company has never paid cash dividends. Future dividends, if any, will be determined by the Board of Directors.

As of February 28, 1997, the Company had 617 holders of record of common stock.

                        CONSOLIDATED FINANCIAL HIGHLIGHTS

                 At December 31, 1996 or For the Year Then Ended
                (Dollars in thousands, except per share figures)


At Year End:

         Assets..................................................        $25,027
         Loans, net..............................................        $12,116
         Securities..............................................        $ 2,240
         Deposits................................................        $17,885
         Stockholders' equity....................................        $ 5,964
         Book value per share....................................        $  8.43
         Shares outstanding......................................        707,610
         Equity-to-assets ratio..................................         23.83%
         Nonperforming assets-to-total assets ratio..............          NIL

For The Year:

         Interest income.........................................          740
         Net loss................................................         (342)
         Loss per share..........................................         (.51)
         Return on average assets................................        (2.71)%
         Return on average equity................................       (10.35)%
         Average equity-to-average assets ratio..................        26.16%
         Noninterest expenses to average assets..................         7.24


                                                                  Average Yield
                                                                     or Rate
                                                                   During the
                                                                   Year Ended
                                                                   December 31,
                                                                   ------------
                                                                      1996
                                                                      ----
Yields and Rates:

         Loan portfolio..........................................       8.39%
         Securities..............................................        5.78
         Other interest-earnings assets..........................        5.62
         All interest-earnings assets............................        6.61
         Deposits and borrowings.................................        4.28
         Interest-rate spread (1)................................        2.33
         Net yield on average interest earning assets (2)........        4.08

-----------------

(1) Average yield on all interest-earning assets less average rate paid on all interest-bearing liabilities.

(2)      Net interest income divided by average interest-earning assets.

(3) Information for 1995 is not presented because the Company was in its organization stage and it is not meaningful in relation to the 1996 information.

                     MESSAGE FROM THE CHAIRMAN AND PRESIDENT

                             SELECTED FINANCIAL DATA

                 At December 31, 1996 or for the Year then Ended
                (Dollars in thousands, except per share figures)




At Year End:
Cash and cash equivalents                              $   8,042
Securities                                                 2,240
Loans, net                                                12,116
All other assets                                           2,630
                                                       ---------

Total assets                                           $  25,028
                                                       =========

Deposit accounts                                          17,885
All other liabilities                                      1,179
Stockholders' equity                                       5,964
                                                       ---------

Total liabilities and stockholders' equity             $  25,028
                                                       =========

For the Year:

Total interest income                                        740
Total interest expense                                       283
                                                       ---------

Net interest income                                          457
Provision for loan losses                                    145
                                                       ---------

Net interest income after provision for loan losses          312
                                                       ---------

Noninterest income                                            70
Noninterest expenses                                         915
                                                       ---------

Loss before income tax credit                               (533)
Income tax credit                                           (191)
                                                       ---------

Net loss                                               $    (342)
                                                       =========

Net loss per share                                     $    (.51)
                                                       =========

Weighted-average number of shares outstanding            665,812
                                                       =========

Ratios and Other Data:

Return on average assets                                   (2.71)%
Return on average equity                                  (10.35)%
Average equity to average assets                           26.16%
Interest-rate spread during the period                      2.86%
Net yield on average interest-earning assets                7.14%
Noninterest expenses to average assets                      7.24%
Ratio of average interest-earning assets to average
interest-bearing liabilities                                1.57
Nonperforming loans and foreclosed real estate
as a percentage of total assets at end of year               NIL
Allowance for credit losses as a percentage
of total loans at end of year                               1.18%
Total number of banking offices                                1
Total shares outstanding at end of year                  707,610
Book value per share at end of year                    $    8.43

(1) Information for 1995 is not presented because the Company was in its organization stage and it is not meaningful in relation to the 1996 information.

                 CITIZENS COMMUNITY BANCORP, INC. AND SUBSIDIARY

                      Management's Discussion and Analysis
                of Financial Condition and Results of Operations

                          Year Ended December 31, 1996


General

Citizens Community Bancorp, Inc. (the "Holding Company") was incorporated on May 24, 1995. The Holding Company owns 100% of the outstanding common stock of Citizens Community Bank (the "Bank") (collectively the "Company"). The Holding Company was organized simultaneously with the Bank and its only business is the ownership and operation of the Bank. The Bank is a Florida state-chartered commercial bank and is insured by the Federal Deposit Insurance Corporation. The Bank opened for business on March 8, 1996, and provides community banking services to businesses and individuals in Collier County, Florida.

Regulation and Legislation

As a state-chartered commercial bank, the Company is subject to extensive regulation by the Florida Department of Banking and Finance ("Florida DBF") and the Federal Deposit Insurance Corporation ("FDIC"). The Bank files reports with the Florida DBF and the FDIC concerning its activities and financial condition, in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with or acquisitions of other financial institutions. Periodic examinations are performed by the Florida DBF and the FDIC to monitor the Bank's compliance with the various regulatory requirements.

Credit Risk

The Company's primary business is making commercial, business, consumer, and real estate loans. That activity entails potential loan losses, the magnitude of which depend on a variety of economic factors affecting borrowers which are beyond the control of the Company. While the Company has instituted underwriting guidelines and credit review procedures to protect the Company from avoidable credit losses, some losses will inevitably occur. The Company had no nonperforming assets at December 31, 1996, and has no charge-off experience.

The following table presents information regarding the Company's total allowance for losses as well as the allocation of such amounts to the various categories of loans (dollars in thousands):

                               At December 31, 1996
                               --------------------
                                   Loans to Total
                                   --------------
                                   Amount  Loans
                                   ------  -----

Commercial real estate loans       $ 62      31%
Residential real estate loans        22      36
Commercial loans                     55      31
Consumer loans                        6       2
                                   ----    ----

Total allowance for loan losses    $145     100%
                                   ====    ====

The allowance for credit losses represented 1.18% of the total loans outstanding at December 31, 1996.

The following table sets forth the composition of the Company's loan portfolio at December 31, 1996:

                                                  % of
                                      Amount      Total
                                      ------      -----
                                  (in thousands)

Commercial real estate                $3,758        31%
Residential real estate                4,384        36
Commercial                             3,815        31
Consumer                                 305         2
                                      ------    ------

                                      12,262       100%
                                                   ===

Less:
     Deferred fees                        (1)
     Allowance for credit losses        (145)
                                    --------

     Loans, net                     $ 12,116
                                    ========

Liquidity and Capital Resources

The Company's primary source of cash during the year ended December 31, 1996 was from the proceeds from the sale of common stock of $6.3 million and net deposit inflows of $17.9 million. Cash was used primarily to purchase investment securities, to originate loans and to fund construction of a permanent building. At December 31, 1996, the Company had outstanding commitments to originate loans totaling $1.8 million. At December 31, 1996, the Bank exceeded its regulatory liquidity requirements.

The following table sets forth the carrying value of the Company's securities portfolio:

                                 At December 31,
                                      1996
                                 (in thousands)
Securities held to maturity:
U.S. Treasury securities             $1,743
U.S. Government agency securities       497
                                     ------
                                    $ 2,240
                                    =======

The following table sets forth, by maturity distribution, certain information pertaining to the securities held to maturity portfolio as follows (dollars in thousands):

                                                       After One Year
                                   One Year or Less    to Five Years               Total
                                   ----------------    -------------               -----
                                 Carrying   Average  Carrying   Average    Carrying     Average
                                  Value      Yield    Value      Yield      Value        Yield
                                  -----      -----    -----      -----      -----        -----

December 31, 1996:
     U.S. Treasury securities    $  247       6.00% $   1,496    5.78%     $1,743        5.80%
     U.S. Government
         agency securities          497       5.80       --       --          497        5.80
                                 ------       ----      -----    ----      ------        ----

     Total                       $  744       5.88% $   1,496    5.78%     $2,240        5.80%
                                 ======       ====     ======    ====      ======        ====


Results of Operations

The operating results of the Company depend primarily on its net interest income, which is the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities, consisting primarily of deposits. Net interest income is determined by the difference between yields earned on interest-earning assets and rates paid on interest-bearing liabilities ("interest-rate spread") and the relative amounts of interest-earning assets and interest-bearing liabilities. The Company's interest-rate spread is affected by regulatory, economic, and competitive factors that influence interest rates, loan demand, and deposit flows. In addition, the Company's net earnings are also affected by the level of nonperforming loans and foreclosed real estate, as well as the level of its noninterest income, and its noninterest expenses, such as salaries and employee benefits, occupancy and equipment costs and income taxes.

The following table sets forth, for the periods indicated, information regarding
(i) the total dollar amount of interest and dividend income of the Company from interest-earning assets and the resultant average yield; (ii) the total dollar amount of interest expense on interest-bearing liabilities and the resultant average costs; (iii) net interest/dividend income; (iv) interest rate spread;
(v) net interest margin. Average balances are based on average daily balances.


                                               Year Ended December 31, 1996
                                               ----------------------------
                                                          Interest    Average
                                               Average      and        Yield/
                                               Balance   Dividends     Rate
                                               -------   ---------     ----
Interest-earning assets:
     Loans                                     $ 3,842         323       8.39%
     Securities                                  2,052         119       5.78
     Other interest-earning assets               5,306         298       5.62
                                                 -----         ---       ----


         Total interest-earning assets          11,200         740       6.61
                                                               ----

Noninterest-earning assets                       1,443
                                                 -----

         Total assets                          $12,643
                                                ======

Interest-bearing liabilities:
     Demand, money market and NOW deposits       4,087         148       3.62
     Savings                                       163           5       2.99
     Certificates of deposit                     2,296         124       5.39
     Other                                          66           6       9.42
                                                ------        ----

         Total interest-bearing liabilities      6,612         283       4.28
                                                               ----

Noninterest-bearing liabilities                  2,724

Stockholders' equity                             3,307
                                                 ----

         Total liabilities and
          stockholders' equity                 $12,643
                                                ======

Net interest/dividend income                               $   457
                                                               ====

Interest-rate spread                                                     2.33%
                                                                         ====

Net interest margin                                                      4.08%
                                                                         ====

Ratio of average interest-earning
     assets to average
     interest-bearing liabilities                 1.57
                                                  ====

                         Regulatory Capital Requirements

Under FDIC regulations, the Bank is required to meet certain minimum regulatory capital requirements. This is not a valuation allowance and has not been created by charges against earnings. It represents a restriction on stockholders' equity.


Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1996, that the Bank meets all capital adequacy requirements to which it is subject.


                                                                                                                For Well
                                                                                     For Capital              Capitalized
                                                             Actual               Adequacy Purposes:            Purposes
                                                             ------               ------------------            --------
                                                      Amount        Ratio        Amount         Ratio        Amount     Ratio
                                                      ------        -----        ------         -----        ------     -----
                                                                                 (dollars in thousands)
     As of December 31, 1996:
         Total capital (to Risk
         Weighted Assets)                            $ 3,890        30.80%       $ 1,011          8.00%       $ 1,264   10.0%
         Tier I Capital (to Risk
         Weighted Assets)                              3,747         29.65           505          4.00            758    6.0
         Tier I Capital
         (to Average Assets)                           3,747         19.46           770          4.00            963    5.0


                         Asset and Liability Management

As part of its asset and liability management, the Company has emphasized establishing and implementing internal asset-liability decision processes, as well as communications and control procedures to aid in managing the Company's earnings. Management believes that these processes and procedures provide the Company with better capital planning, asset mix and volume controls, loan-pricing guidelines, and deposit interest-rate guidelines which should result in tighter controls and less exposure to interest-rate risk.

The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest-rate sensitivity gap is defined as the difference between interest-earning assets and interest-bearing liabilities maturing or repricing within a given time period. The gap ratio is computed as RSA/RSL. A gap ratio of 1.0% represents perfect matching. A gap is considered positive when the amount of interest-rate sensitive assets exceeds interest-rate sensitive liabilities. A gap is considered negative when the amount of interest-rate sensitive liabilities exceeds interest-rate sensitive assets. During a period of rising interest rates, a negative gap would adversely affect net interest income, while a positive gap would result in an increase in net interest income. During a period of falling interest rates, a negative gap would result in an increase in net interest income, while a positive gap would adversely affect net interest income.

In order to minimize the potential for adverse effects of material and prolonged increases in interest rates on the results of operations, the Company's management continues to monitor asset and liability management policies to better match the maturities and repricing terms of its interest-earning assets and interest-bearing liabilities. Such policies have consisted primarily of: (i) emphasizing the origination of adjustable-rate loans; (ii) maintaining a stable core deposit base; and (iii) maintaining a significant portion of liquid assets (cash and short-term securities).

The following table sets forth certain information relating to the Company's interest-earning assets and interest-bearing liabilities at December 31, 1996 that are estimated to mature or are scheduled to reprice within the period shown (dollars in thousands):

                                                            More          More
                                                  One      than One     than Five
                                                  Year     Year and     Years and     Over
                                                  or      Less than     Less than      Ten
                                                  Less    Five Years    Ten Years     Years         Total
                                                  ----    ----------    ---------     -----         -----

Mortgage and commercial loans (1):
    Commercial loans                         $     65         2,655        1,095         --         3,815
    Commercial real estate loans                  566         2,677          515         --         3,758
    Residential mortgage loans                  3,056         1,201           52          75        4,384
    Consumer loans                                 16           273           16         --           305
                                             --------      --------     --------     --------    --------

         Total loans                            3,703         6,806        1,678          75      12,262
                                             --------      --------     --------     --------    --------

Federal funds sold                              6,688          --           --           --         6,688
Securities (2)                                    744         1,496         --           --         2,240
                                             --------      --------     --------     --------    --------

         Total rate-sensitive assets         $ 11,135         8,302        1,678          75       21,190
                                             ========      ========     ========     ========    ========

Deposit accounts (3):
    Money market deposits                         418          --           --           --           418
    NOW deposits                                8,311          --           --           --         8,311
    Savings deposits                              360          --           --           --           360
    Certificates of deposit                     3,116         3,314         --           --         6,430
                                             --------      --------     --------     --------    --------

         Total rate-sensitive liabilities      12,205         3,314         --           --        15,519
                                             ========      ========     ========     ========    ========

GAP (repricing differences)                    (1,070)        4,988        1,678          75        5,671
                                              --------     --------     --------     --------    --------

Cumulative GAP                                 (1,070)        3,918        5,596       5,671
                                              --------     --------     --------    --------

Cumulative GAP/total assets                      (4.3)%       15.7%        22.4%       22.7%
                                              ========     ========     ========    ========



(1) In preparing the table above, adjustable-rate loans are included in the period in which the interest rates are next scheduled to adjust rather than in the period in which the loans mature. Fixed-rate loans are scheduled, including repayment, according to their maturities.

(2)      Securities are scheduled through the maturity dates.

(3)      Money  market,   NOW,  and  savings  deposits  are  regarded  as  ready
         accessible withdrawable accounts. All other time deposits are scheduled through the maturity dates.

The following table reflects the contractual principal repayments by period of the Company's loan portfolio at December 31, 1996 (in thousands):


                                          Commercial
                              Residential  Real
     Years Ending  Commercial  Mortgage   Estate    Consumer
     December 31,     Loans     Loans      Loans      Loans   Total
     ------------     -----     -----      -----      -----   -----

     1997             $1,738     1,326       566        16     3,646
     1998                 64        87      --         103       254
     1999                272       412      --          23       707
     2000-2001         1,026       605     2,227       147     4,005
     2002-2003           645      --         450        16     1,111
     2004 & beyond        70     1,954       515      --       2,539
                      ------    ------    ------    ------    ------

     Total            $3,815     4,384     3,758       305    12,262
                      ======    ======    ======    ======    ======

Of the $8.6 million of loans due after 1997, 95% of such loans have fixed interest rates and 5% have adjustable interest rates.

The following table sets forth total loans originated and repaid during 1996:

                                             Year Ended
                                             December 31,
                                             ------------
                                                 1996
                                                 ----
                                             (in thousands)

Originations:
         Commercial loans                      $ 3,855
         Commercial real estate loans            3,797
         Residential mortgage loans              4,384
         Consumer loans                            305
                                               -------

                  Total loans originated        12,341

         Principal reductions                       79
                                               -------

         Increase (decrease) in total loans    $12,262
                                               =======

The following table shows the distribution of, and certain other information relating to, the Company's deposit accounts by type (dollars in thousands):

                                       At December 31, 1996
                                       --------------------
                                                    % of
                                      Amount      Deposits
                                      ------      --------

Demand deposits                      $ 2,366        13.23%
NOW deposits                           8,311        46.47
Money market deposits                    418         2.34
Savings deposits                         360         2.01
                                     -------       ------

         Subtotal                     11,455        64.05

Certificate of deposits:
         4.00% - 4.99%                   447         2.50
         5.00% - 5.99%                 4,966        27.77
         6.00% - 6.99%                 1,017         5.68
                                     -------       ------

Total certificates of deposit (1)      6,430        35.95
                                     -------       ------

Total deposit                        $17,885       100.0%
                                     =======      ======



(1) Included individual retirement accounts ("IRAs) totaling $253,000 at December 31, 1996, all of which are in the form of certificates of deposit.

The following table presents by various interest rates categories the amounts of certificates of deposit at December 31, 1996 which mature during the periods indicated (in thousands):


                                            Year Ending December 31,
                                            ------------------------
                                  1997      1998   1999    2000   2001    Total
                                  ----      ----   ----    ----   ----    -----

4.00% - 4.99%                    $  447      --      -      --      -       447
5.00% - 5.99%                     2,568     2,386    -        12    -     4,966
6.00% - 6.99%                       100       917    -      --      -     1,017
                                 ------    ------    -    ------    -    ------

Total certificates of deposit    $3,115     3,303    -        12    -     6,430
                                 ======     =====   ====     ====  ====   ======

Jumbo certificates ($100,000 and over) mature as follows (in thousands):

                                     December 31,
                                     ------------
                                         1996
                                         ----

Due three months or less               $ --
Due over three months to six months       507
Due over six months to one year           260
Due over one year                         700
                                       ------

                                       $1,467
                                       ======

                              Results of Operations

Year Ended December 31, 1996

General. Net loss for the year ended December 31, 1996 was $(342,295) or $(.51) per share. During the year ended December 31, 1996 the Bank had not achieved the average asset size necessary to operate profitably.

Interest Income and Expense. Interest income totalled $739,796 for the year ended December 31, 1996. Interest income earned on loans was $322,538. The average loan portfolio balance for the year ended December 31, 1996 was $3.8 million and the weighted average yield was 8.4%.

         Interest on securities was $118,531. The average investment securities portfolio was $2.1 million with a weighted average yield of 5.8%. Interest on federal funds sold and deposits in banks totalled $298,727. The average balance of these assets was $4.5 million with a weighted average yield of 6.7%.

         Interest expense on deposit accounts amounted to $276,691 for the year ended December 31, 1996. The weighted average cost of deposits was 4.23%.

Provisionfor Loan Losses. The provision for loan losses is charged to earnings to bring the total allowance to a level deemed appropriate by management and is based upon the volume and type of lending conducted by the Company, industry standards, the amount of nonperforming loans and general economic conditions, particularly as they relate to the Company's market areas, and other factors related to the collectibility of the Company's loan portfolio. The provision for the year ended December 31, 1996 was $145,000.

Other Expense. Other expense totalled $914,927 for the year ended December 31, 1996. Compensation and benefits was the largest, amounting to $332,124.

Income Taxes. The Company recognized a credit for income taxes as well as a deferred tax asset because management believes it is more likely than not the Company will be able to generate taxable income in the future to offset these amounts.



                 CITIZENS COMMUNITY BANCORP, INC. AND SUBSIDIARY

                                 Balance Sheets




                                                                                At December 31,
                                                                                ---------------
                                                                           1996               1995
                                                                           ----               ----
    Assets

Cash and due from banks                                                 $  1,353,777           42,366
Federal funds sold                                                         6,688,000             --
                                                                        ------------     ------------

              Total cash and cash equivalents                              8,041,777           42,366

Securities held to maturity                                                2,240,290             --
Loans, net of allowance for loan losses of $145,000                       12,115,911             --
Premises and equipment, net                                                2,293,140          677,789
Accrued interest receivable and other asset                                  132,406          146,998
Deferred income taxes                                                        204,000           13,000
                                                                        ------------     ------------

              Total assets                                              $ 25,027,524          880,153
                                                                        ============     ============

    Liabilities and Stockholders' Equity

Liabilities:
    Demand deposits                                                        2,366,487             --
    Savings and NOW deposits                                               8,670,357             --
    Money market deposits                                                    417,775             --
    Time deposits                                                          6,430,485             --
                                                                        ------------     ------------

              Total deposits                                              17,885,104             --

    Official checks                                                          579,703             --
    Due to organizers                                                           --            239,000
    Mortgage payable                                                         525,000          593,806
    Accrued interest payable and other liabilities                            73,534           49,031
                                                                                         ------------

              Total liabilities                                           19,063,341          881,837
                                                                        ------------     ------------

Commitments (Note 7)

Stockholders' Equity:
    Preferred stock, $.01 value, 2,000,000 shares authorized,
         none and 210 shares issued and outstanding in 1996 and 1995            --             21,000
    Common stock, $.01 par value 8,000,000 shares authorized
         707,610 shares issued and outstanding                                 7,076             --
    Additional paid-in capital                                             6,322,086             --
    Accumulated deficit                                                     (364,979)         (22,684)
                                                                        ------------     ------------

              Total stockholders' equity (deficit)                         5,964,183           (1,684)
                                                                        ------------     ------------

              Total liabilities and stockholders' equity (deficit)      $ 25,027,524          880,153
                                                                        ============          =======


See Accompanying Notes to Consolidated Financial Statements.

                                       13

                 CITIZENS COMMUNITY BANCORP, INC. AND SUBSIDIARY

                      Consolidated Statements of Operations


                                                                   Period From
                                                                   May 24, 1995
                                                                 (Incorporation)
                                                     Year Ended         to
                                                     December 31,   December 31,
                                                     ------------   ------------
                                                        1996            1995
                                                        ----            ----
Interest income:
    Loans                                               $ 322,538          --
    Securities                                            118,531          --
    Federal funds sold                                    254,864          --
    Deposits in banks                                      43,863          --
                                                        ---------     ---------

              Total interest income                       739,796          --
                                                        ---------     ---------

Interest expense:
    Deposits                                              276,691          --
    Mortgage                                                6,182         5,796
                                                        ---------     ---------

              Total interest expense                      282,873         5,796
                                                        ---------     ---------

Net interest income (expense)                             456,923        (5,796)

Provision for loan losses                                 145,000          --
                                                        ---------     ---------

              Net interest income (expense)
               after provision for loan losses            311,923        (5,796)
                                                        ---------     ---------

Noninterest income:
    Other service charges and fees                         57,412          --
Other                                                      12,297          --
                                                        ---------     ---------

              Total noninterest income                     69,709          --
                                                        ---------     ---------

Noninterest expense:
    Compensation and  benefits                            332,124        19,940
    Occupancy and equipment                               153,548           732
    Advertising                                            20,491          --
    Organizational expenses                               100,079          --
    Professional fees                                      35,257          --
    Office supplies                                        68,982          --
    Data processing                                        33,765          --
    Other                                                 170,681         9,216
                                                        ---------     ---------

              Total noninterest expens                    914,927        29,888
                                                        ---------     ---------

Loss before income tax benefit                           (533,295)      (35,684)

              Income tax benefit                         (191,000)      (13,000)
                                                        ---------     ---------

Net loss                                                $(342,295)      (22,684)
                                                        =========     =========

              Loss per share                            $    (.51)         --
                                                        =========     =========

Weighted-average number of common shares outstanding      665,812          --
                                                        =========     =========












See Accompanying Notes to Consolidated Financial Statements.




                 CITIZENS COMMUNITY BANCORP, INC. AND SUBSIDIARY

           Consolidated Statements of Changes in Stockholders' Equity




                                                                             Additional               Total
                                  Preferred         Common       Paid-In    Accumulated           Stockholders'
                                   Stock            Stock        Capital      Deficit                 Equity


Balance, May 24, 1995            $                    --            --            --                    --

Sale of preferred stock              21,000           --            --            --                    21,000

Net loss                               --             --            --         (22,684)                (22,684)
                                 ----------     ----------    ----------    ----------              ----------

Balance at December 31, 1995         21,000           --            --         (22,684)                 (1,684)
Redemption of 210 shares of
         preferred stock            (21,000)          --            --            --                   (21,000)

Issuance of 707,610 shares of
         common stock net of
         $39,328 of offering
         costs                         --            7,076     6,322,086          --                 6,329,162

Net loss                               --             --            --        (342,295)               (342,295)
                                 ----------     ----------    ----------    ----------              ----------

Balance December 31, 1996        $     --            7,076     6,322,086      (364,979)              5,964,183
                                 ==========     ==========    ==========    ==========              ==========

See Accompanying Notes to Consolidated Financial Statements.

                                       15




                 CITIZENS COMMUNITY BANCORP, INC. AND SUBSIDIARY

                      Consolidated Statements of Cash Flows

                                                                                   Period From
                                                                                   May 24, 1995
                                                                                 (Incorporation)
                                                                  Year Ended            to
                                                                December 31,      December 31,
                                                                ------------      ------------
                                                                   1996               1995
                                                                   ----               ----
Cash flows from operating activities:
    Net loss                                                 $   (342,295)         (22,684)
    Adjustments to reconcile net loss to net cash used in
      operating activities:
         Depreciation                                              73,610             --
         Provision for loan losses                                145,000             --
         Credit for deferred income taxes                        (191,000)         (13,000)
         Amortization of loan fees,
          premiums and discounts                                  (19,340)            --
         Increase in accrued interest
          receivable and other assets                              14,592         (117,191)
         Increase in accrued interest
          payable and other liabilities                            24,503           49,031
                                                             ------------     ------------

                  Net cash used in operating activities          (294,930)        (103,844)
                                                             ------------     ------------

Cash flows from investing activities:
    Purchase of securities held to maturity                    (5,220,309)            --
    Maturities of securities held to maturity                   3,000,000             --
    Net increase in loans                                     (12,261,552)            --
    Purchase of premises and equipment                         (1,163,961)         (74,462)
                                                             ------------     ------------

                  Net cash used in investing activities       (15,645,822)         (74,462)
                                                             ------------     ------------

Cash flows from financing activities:
    Net increase in noninterest-bearing demand,
         savings and NOW deposits                              11,454,619             --
    Net increase in time deposits                               6,430,485             --
    Net increase in official checks                               579,703             --
    Advances from organizers                                         --            239,000
    Repayment of advances from organizers                        (239,000)            --
    Stock offering costs                                             --            (39,328)
    Issuance of preferred stock                                      --             21,000
    Redemption of preferred stock                                 (21,000)            --
    Sale of common stock                                        6,329,162             --
    Payment of mortgage payable                                  (593,806)            --
                                                             ------------     ------------

                  Net cash provided by
                    financing activities                       23,940,163          220,672
                                                             ------------     ------------

Net increase in cash and cash equivalents                       7,999,411           42,366

Cash and cash equivalents at beginning of period                   42,366             --
                                                             ------------     ------------

Cash and cash equivalents at end of period                   $  8,041,777           42,366
                                                             ============     ============

Supplemental disclosure of cash flow information:
     Cash paid during the year for:
         Interest                                            $    233,273            5,796
                                                             ============     ============

         Income taxes                                        $       --               --
                                                             ============     ============

    Noncash transactions-
         Issuance of mortgage payable
          for acquisition of property                        $    525,000          593,806
                                                             ============     ============


See Accompanying Notes to Consolidated Financial Statements.

                                       16

                 CITIZENS COMMUNITY BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

               For the Year Ended December 31, 1996 and the Period
             from May 24, 1995 (incorporation) to December 31, 1995


(1)  Summary of Significant Accounting Policies

Organization.  Citizens  Community  Bancorp,  Inc. (the  "Holding  Company") was
     incorporated on May 24, 1995. The Holding Company owns 100% of the outstanding common stock of Citizens Community Bank of Florida (the "Bank") (collectively the "Company"). The Holding Company was organized simultaneously with the Bank and its only business is the ownership and operation of the Bank. The Bank is a Florida state-chartered commercial bank and is insured by the Federal Deposit Insurance Corporation. The Bank opened for business on March 8, 1996 and provides community banking services to businesses and individuals in Collier County, Florida. The Company has adopted a fiscal year ending December 31.

Basisof Presentation.  The accompanying consolidated financial statements of the
     Company include the accounts of the Holding Company and the Bank. All significant intercompany accounts and transactions have been eliminated in consolidation. The accounting and reporting practices of the Company conform to generally accepted accounting principles and to general practices within the banking industry.

Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents. For purposes of the presentation in the statement of cash flows, cash and cash equivalents are defined as those amounts included in the accompanying balance sheet captions "cash and due from banks and federal funds sold."

Securities Held to Maturity. United States government treasury and agency securities for which the Company has the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts which are recognized in interest income using the interest method over the period to maturity.

Loans Receivable. Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

     Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan.

     The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

                                                                     (continued)

                 CITIZENS COMMUNITY BANCORP, INC. AND SUBSIDIARY

(1)  Summary of Significant Accounting Policies, Continued

LoansReceivable, Continued. The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Company's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions.

Income Taxes. Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Premises  and  Equipment.  Premises  and  equipment  are  stated  at  cost  less
     accumulated   depreciation.   Depreciation   expense  is  computed  on  the
     straight-line basis over the estimated useful life of each type of asset.

Advances  from   Organizers.   Certain   of  the   Company's   organizers   made
     noninterest-bearing advances of $239,000 to the Company. These amounts were used to fund organizational and other costs incurred by the Holding Company and the Bank. The advances were repaid to the organizers on February 7, 1996 from the proceeds of the Company's common stock offering.

Off-Balance-Sheet Instruments. In the ordinary course of business the Company has entered into off-balance-sheet financial instruments consisting of commitments to extend credit. Such financial instruments are recorded in the financial statements when they are funded.

Advertising. The Company expenses all media advertising as incurred.

Loss Per Share. Loss per share is calculated by dividing net loss by the weighted average number of shares of common stock outstanding during the year.

                                                                     (continued)

                 CITIZENS COMMUNITY BANCORP, INC. AND SUBSIDIARY

(2)  Debt Securities
    Debt securities have been classified in the balance sheet according to management's intent. The carrying amount of securities and their approximate fair values at December 31, 1996 are as follows:


                                   Amortized      Unrealized     Unrealized     Fair
                                   Cost           Gains          Losses         Value
                                   ----           -----          ------         -----
Held to Maturity:
     U.S. Treasuries             $1,743,345        10,069         2,251     1,751,163
     U.S. Government agencies       496,945          --           5,079       491,866
                                               ----------    ----------    ----------

                                 $2,240,290        10,069         7,330     2,243,029
                                 ==========    ==========    ==========    ==========

    There were no sales of debt securities in 1996.

    The scheduled maturities of debt securities at December 31, 1996 are as follows:

                                         Held to Maturity
                                         ----------------
                                      Amortized        Fair
                                       Cost            Value
                                       ----            -----

Due in one or less                  $  744,088       736,918
Due after one through five years     1,496,202     1,506,111
                                    ----------    ----------

                                    $2,240,290     2,243,029
                                    ==========    ==========

(3)  Loans
    The components of loans in the balance sheet are as follows:

                                 At December 31,
                                 ---------------
                                      1996
                                      ----

Commercial real estate           $  3,757,335
Residential real estate             4,384,301
Commercial                          3,814,584
Consumer                              305,332
                                 ------------

                                   12,261,552

Less:
  Deferred fees                          (641)
  Allowance for credit losses        (145,000)
                                 ------------

Loans, net                       $ 12,115,911
                                 ============

                                                                     (continued)

                 CITIZENS COMMUNITY BANCORP, INC. AND SUBSIDIARY

(3)  Loans, Continued
    An analysis of the change in the allowance for loan losses follows:

                              Year Ended
                              December 31,
                              ------------
                                 1996
                                 ----

Beginning balance              $   --
Provision for credit losses     145,000
Charge-offs                        --
Recoveries                         --
                               --------

                              $ 145,000
                              =========

    The Company had no impaired loans in 1996.

(4)  Premises and Equipment
    A summary of premises and equipment follows:


                                          At December 31,
                                          ---------------
                                        1996           1995
                                        ----           ----

Land                                 $  931,056       677,789
Bank premises                           536,576          --
Construction in progress                696,276          --
Furniture, fixtures and equipment       163,566          --
                                     ----------    ----------

    Total, at cost                    2,327,474       677,789

    Less accumulated depreciation        34,334          --
                                     ----------    ----------

    Premises and equipment, net      $2,293,140       677,789
                                     ==========    ==========

                                                                     (continued)

                 CITIZENS COMMUNITY BANCORP, INC. AND SUBSIDIARY

(5)  Deposits
    Time deposits included the following amounts:

                                           At December 31,
                                           ---------------
                                                1996
                                                ----

Certificates of Deposit $100,000 and over    $1,467,284
Certificates of Deposit under $100,000        4,963,201
                                             ----------

                                             $6,430,485
                                             ==========

    A schedule of maturities of certificates of deposit follows:

       Year Ending
       December 31,         Amount
       ------------         ------

          1997           $3,115,611
          1998            3,303,280
          2000               11,594
                         ----------

                         $6,430,485
                         ==========

(6)  Mortgage Payable

The Company has a note payable collateralized by a mortgage on a future branch site. The note bears interest at 8% and is payable based on a 20 year amortization with a balloon payment due 2001.

(7) Financial Instruments

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments are commitments to extend credit and may involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the balance sheet. The contract amounts of these instruments reflect the extent of involvement the Company has in these financial instruments.

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

                                                                     (continued)

                 CITIZENS COMMUNITY BANCORP, INC. AND SUBSIDIARY

(7) Financial Instruments, Continued
    Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company upon extension of credit is based on management's credit evaluation of the counterparty.

    A summary of the notional amounts of the Company's financial instruments, with off balance sheet risk at December 31, 1996 follows:

Unfunded loan commitments at variable rates    $1,760,000
                                               ==========

Available lines of credit                      $   58,000
                                               ==========

(8)  Credit Risk
    The Company grants the majority of its loans to borrowers throughout Collier County, Florida. Although the Company has a diversified loan portfolio, a significant portion of its borrowers' ability to honor their contracts is dependent upon the economy in Collier County, Florida.

(9)  Income Taxes
    The income tax benefit consisted of the following:

                                 Year Ended December 31,
                                 -----------------------
                                   1996          1995
                                   ----          ----
Deferred:
    Federal                     $(163,000)      (11,000)
    Stat                          (28,000)       (2,000)
                                ---------     ---------

       Total deferred benefi    $(191,000)      (13,000)
                                =========     =========

    The income tax benefit is different than that computed by applying the federal statutory rate of 34% in 1996, as indicated in the following analysis:

                                                       1996                    1995
                                                       ----                    ----
                                                               % of                     % of
                                                               Pretax                   Pretax
                                                 Amount         Loss        Amount      Loss
                                                 ------         ----        ------      ----
Income tax benefit at statutory Federal
    income tax rate                            $(181,320)      (34.0)%  $ (12,132)      (34.0)%
Increase (decreases) resulting from
    State taxes, net of federal tax benefit      (18,480)       (3.4)      (1,300)       (3.6)
    Other                                          8,800         1.6          432         1.2
                                               ---------        ----      ---------      ----

                                               $(191,000)      (35.8)%  $ (13,000)      (36.4)%
                                               =========        ====      =========      ====

                                                                     (continued)

                 CITIZENS COMMUNITY BANCORP, INC. AND SUBSIDIARY

(9)  Income Taxes, Continued
    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below.

                                      At December 31,
                                      ---------------
                                  1996            1995
                                  ----            ----

Deferred tax asset:
    Allowance for credit losse    $ 45,000        --
    Contribution                     1,000        --
    Net operating loss             158,000      13,000
                                  --------    --------

      Gross deferred tax asset     204,000      13,000

    Less valuation allowance          --          --
                                  --------    --------

      Net deferred tax asset      $204,000      13,000
                                  ========    ========

    At December 31, 1996, the Company had net operating loss carryforwards for federal and state income tax purposes as follows:

              Year Expires

               2010           $ 36,000
               2011            386,000
                              --------

                              $422,000
                              ========

(10)  Incentive Stock Option Plan

The Company established an Incentive Stock Option plan for officers and employees and reserved 100,000 shares of common stock for the plan and during 1996, the Company granted stock options to its officers and employees to purchase 15,500 shares of the Company's common stock. Under the President's employment contract, the Company also granted stock options to purchase 10,000 shares.

                                     Average               Aggregate
                                    Per Share    Number of   Option
                                      Price       Shares     Price
                                      -----       ------     -----

Outstanding at December 31, 1995        --          --          --
Options granted                        9.00       25,500    $229,500
                                                  ------    --------

Outstanding at December 31, 1996       9.00       25,500    $229,500
                                       ====       ======    ========

                                                                     (continued)

                 CITIZENS COMMUNITY BANCORP, INC. AND SUBSIDIARY

(10)Incentive Stock Option Plan, Continued These options are exercisable as follows:

               Year Ending
               -----------

                     1997       $  7,100
                     1998          9,100
                     1999          3,100
                     2000          3,100
                     2001          3,100
                                   ------

                                  25,500
                                  ======

The  Company  uses  Statement  of  Financial   Accounting   Standards  No.  123,
     "Accounting for Stock-Based Compensation," which establishes financial accounting and reporting standards for stock-based employee compensation plans. As permitted by this Statement, the Company has elected to utilize the intrinsic value method of accounting defined in APB Opinion No. 25. Due to the exercise price of the options approximating the market value of the common stock at the date of grant, no compensation expense has been recognized in the consolidated statements of operations.

In order to calculate the fair value of the options, it was assumed that the risk-free interest rate was 6.0%, there would be no dividends paid by the Company over the exercise period, the expected life of the options would be the entire exercise period and stock volatility would be zero due to the lack of an active market for the stock. The following information pertains to the fair value of the options granted to purchase common stock in 1996:


                                                       1996
Weighted-average grant-date fair value of options
      issued during the year                         $95,137
                                                      ======

    The proforma results and the actual results are the same because no options vested in 1996.

(11)  Stockholders' Equity

The Company is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval.

As of December 31, 1996, the Company has sold 707,610 shares of common stock for an aggregate of $6,368,490. The Company incurred $39,328 in offering expenses relating to their public offering of the Company's common stock and warrants. Offering expenses were deducted from the proceeds received from the sale of common stock and warrants.

                                                                     (continued)

                 CITIZENS COMMUNITY BANCORP, INC. AND SUBSIDIARY

(11)  Stockholders' Equity, Continued

During the initial offering period shares were offered in units with a unit consisting of one share of common stock and one warrant. Each warrant entitles the holder thereof to purchase 1/2 of one share of additional common stock for $9.00 per share during the 24 month period following the effective date of registration of the shares. As of December 31, 1996 there were 670,000 warrants outstanding entitling the holders to purchase 335,000 shares of the Company's stock. No warrants have been exercised.

The Company is offering common stock to depositors of the Bank. Each depositor who opens a deposit account with a balance of $1,000 or more may purchase up to 500 shares of common stock at $9.00 per share. This offer expires March 8, 1997.

(12) Regulatory Matters

The Holding Company and the Bank are subject to various regulatory capital requirements administered by various regulatory banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk- weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1996, that the Company meets all capital adequacy requirements to which it is subject.

As   of December  31, 1996,  the most recent  notification  from the  regulatory authorities categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category. The Bank's actual capital amounts and ratios are also presented in the table (dollars in thousands).


                                                                                    For Well
                                                           For Capital            Capitalized
                                      Actual            Adequacy Purposes:          Purposes:
                                      ------            ------------------          ---------
                               Amount       Ratio      Amount       Ratio       Amount      Ratio
                               ------       -----      ------       -----       ------      -----
As of December 31, 1996:
    Total capital (to Risk
    Weighted Assets)           $3,890       30.80%     $1,011       8.00%       $1,264      10.0%
    Tier I Capital (to Risk
    Weighted Assets)            3,747       29.65         505       4.00           758       6.0
    Tier I Capital
    (to Average Assets)         3,747       19.46         770       4.00           963       5.0

                                                                     (continued)

                 CITIZENS COMMUNITY BANCORP, INC. AND SUBSIDIARY

(13)  Parent Company Only Financial Information

The Holding Company's financial information is as follows at December 31, 1996 and 1995 and for the year ended December 31, 1996 and for the period from May 24, 1995 (incorporation) to December 31, 1995:

                            Condensed Balance Sheets
                                 (In thousands)
                                                        At December 31,
                                                       1996         1995
 Assets

    Cash                                              $ 1,313          42
    Loans receivable                                      661        --
    Investment in subsidiary                            3,747        --
    Premises and equipment, net                           754         678
    Other assets                                           23         160
                                                      -------     -------

        Total assets                                  $ 6,498         880
                                                      =======     =======

Liabilities and Stockholders' Equity

    Mortgage payable                                      525         594
    Advances from organizers                             --           239
    Liabilities                                             9          49
    Stockholders' equity                                5,964          (2)
                                                      -------     -------

        Total liabilities and stockholders' equity    $ 6,498         880
                                                      =======     =======

             Condensed Statements of Operations
                       (In thousands)
                                                         1996        1995
                                                      -------     -------

    Revenues                                          $    69        --
    Expenses                                              (78)        (23)
                                                      -------     -------

        Loss before loss of subsidiary                     (9)        (23)
        Loss of subsidiary                               (333)       --
                                                      -------     -------

        Net loss                                      $  (342)        (23)
                                                      =======     =======

                                                                     (continued)

                 CITIZENS COMMUNITY BANCORP, INC. AND SUBSIDIARY

(13)  Parent Company Only Financial Information, Continued


                       Condensed Statements of Cash Flows
                                 (In thousands)

                                                                         1996         1995
                                                                         ----         ----
Cash flows from operating activities:
     Net loss                                                         $  (342)        (23)
     Adjustments to reconcile net loss to net cash from
       operating activities:
         Equity in undistributed loss of subsidiaries                     333        --
         Net (increase) decrease in other assets                          137        (130)
         (Decrease) increase in other liabilities                         (40)         49
         Depreciation                                                       3        --
                                                                      -------     -------

         Net cash provided by (used in) operating activities               91        (104)
                                                                      -------     -------
Cash flows from investing activities-
     Purchase of property and equipment, net of disposals                 446         (75)
     Net increase in loans receivable                                    (661)       --
     Repayment of mortgage note payable                                  (594)       --
                                                                      -------     -------

         Net cash used in investing activities                           (809)        (75)
                                                                      -------     -------
Cash flows from financing activities:
     Net proceeds from issuance of common stock                         6,329        --
     Sale of (retire) preferred stock                                     (21)         21
     Advances from organizers                                            --           239
     Stock offering costs                                                --           (39)
     Repayment of advances from organizers                               (239)       --
     Investment in subsidiary                                          (4,080)       --
                                                                      -------     -------
         Net cash (used in) provided by financing activities            1,989         221
                                                                      -------     -------
Net (decrease) increase in cash and cash equivalents                    1,271          42
Cash and cash equivalents at beginning of the year                         42        --
                                                                                  -------

Cash and cash equivalents at end of year                              $ 1,313          42
                                                                      =======     =======



                                       27

                          Independent Auditors' Report



Board of Directors
Citizens Community Bancorp, Inc.
Marco Island, Florida:

We have audited the accompanying consolidated balance sheets of Citizens Community Bancorp, Inc. and Subsidiary (the "Company") at December 31, 1996 and 1995, and the related statements of operations, changes in stockholders' equity, and cash flows for the year ended December 31, 1996 and for the period from May 24, 1995 (incorporation) to December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 1996 and 1995, and the results of its operations and its cash flows for the year ended December 31, 1996 and for the period from May 24, 1995 (incorporation) to December 31, 1995, in conformity with generally accepted accounting principles.





HACKER, JOHNSON, COHEN & GRIEB
Tampa, Florida
February 12, 1997

                             DIRECTORS AND OFFICERS

CITIZENS COMMUNITY BANCORP, INC.

OFFICERS

Richard Storm, Jr.
Chairman and Chief Executive Officer

Joel M. Cox, Sr.
Vice Chairman

W. Terrell Upson
President

Stephen A. McLaughlin
Secretary - Treasurer and
Chief Financial Officer

DIRECTORS

Richard Storm, Jr.
Chairman and Chief Executive Officer

Joel M. Cox, Sr.
Vice Chairman and Vice President
and Director of Cox's
Insurance Agency

W. Terrell Upson
President

Stephen A. McLaughlin
Secretary-Treasurer and
Chief Financial Officer

James S. Hagedorn
Vice Chairman and Chief Executive
Officer of Citizens
Community Bank

Diane M. Beyer
Humane Resources Consultant

Thomas B. Garrision
Network Technology Manager
for Barron-Collier
Companies

Paul Janssens-Lens
Co-Founder and President of
Soft-Art, Inc. and President
and Owner of Appletree Management
Corporation

Dennis J. Lynch
Owner and President of
Dennis J. Lynch and Associates,
a commercial real estate sales agency

Heidi I. Mayerhofer
Co-owner and Manager of
Konrads Seafood and Grille
Room



CITIZENS COMMUNITY BANK OF FLORIDA

OFFICERS

Joel M. Cox, Sr.
Chairman

James S. Hagedorn
Vice Chairman and Chief Executive Officer

W. Terrell Upson
President and Chief Lending Officer

Stephen A. McLaughlin
Vice President-Administration,
Secretary to the Board

Susanne Bartlett
Vice President-Cashier

DIRECTORS

Joel M. Cox, Sr.
Chairman

James S. Hagedorn
Vice Chairman

Stephen A. McLaughlin
Secretary to the Board

W. Terrell Upson

Diane M. Beyer

Thomas B. Garrison

Paul Janssens-Lens

Dennis J. Lynch

Heidi I. Mayerhofer

Richard Storm, Jr.

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